For Immediate Release

Level One Bancorp Announces Cash Dividend

Farmington Hills, MI – December 20, 2018 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) announced that the Board of Directors of Level One had declared a quarterly cash dividend on its common stock of $0.03 per share payable on January 15, 2019, to shareholders of record on December 31, 2018.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.45 billion as of September 30, 2018. The Company operates eleven banking centers throughout Southeast Michigan and West Michigan. For more information, visit www.levelonebank.com.

For further information:

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186